EXHIBIT 10.1

AGREEMENT TO TERMINATE SPLIT-DOLLAR AGREEMENTS

AGREEMENT TO TERMINATE SPLIT-DOLLAR AGREEMENTS dated as of the 18th day of October, 2007, between SID TOOL CO., INC. (the "Employer"), MITCHELL JACOBSON, individually, and ERIK GERSHWIND (the "Trustee"), as Trustee of the MITCHELL JACOBSON 1994 INSURANCE TRUST dated February 17, 1994, between MITCHELL JACOBSON, as Settlor, and JOSEPH GETRAER, as the original Trustee (the "Trust").

W I T N E S S E T H

WHEREAS:

A.           The parties hereto entered into (i) a split-dollar life insurance agreement dated June 22, 1995 (the "June SDA"), pursuant to which the Employer agreed to assist the Trust in the payment of premiums due on Hartford Life Insurance Policy No. U01721833 and Metropolitan Insurance Company Policy No. 940350263 and (ii) a split-dollar life insurance agreement dated November 4, 1995 (the "November SDA"), pursuant to which the Employer agreed to assist the Trust in the payment of premiums due on ITT Hartford Policy No. U01738145, Principal Mutual Life Insurance Co. Policy No. 4036059, John Hancock Life Insurance Co. Policy No. 67130630 and New York Life Insurance Co. Policy No. 45663565 (each, a "Policy" and, collectively, the "Policies");

B.           In consideration of the Employer's agreement to assist the Trust in the payment of premiums due on the Policies, the Trust, as sole owner of the Policies, agreed to assign to the Employer certain specific rights in and to the Policies by a separate collateral assignment for each Policy (collectively, the "Collateral Assignments");

C.           With respect to the June SDA:

i.            Section 6.A.(ii) of the June SDA provides that the June SDA shall terminate with respect to each of the Policies under the June SDA, upon delivery of written notice of termination by the Trust to the Employer;

ii.           The Trustee provides that this Agreement shall constitute a written notice of termination of the June SDA and the Employer acknowledges receipt of such notice; and

iii.           The Trustee, solely in his capacity as trustee of the Trust and not in his individual capacity, has paid to the Employer an amount equal to the lesser of (a) the "Aggregate Employer Premiums Paid" (as defined in the June SDA) or (b) the "Cash Surrender Value" (as defined in the June SDA) of each of the Policies under the June SDA at the time of such payment (computed without regard to any policy loans then outstanding) (the "Payment"), and the parties hereto desire to terminate the June SDA; and

D.           With respect to the November SDA:

i.            Section 8 of the November SDA provides that the November SDA shall terminate with respect to the Policies under the November SDA, without notice, upon the occurrence of a Notice of Termination by the Employer or the Trust;

ii.           The parties provide that this Agreement shall constitute a Notice of Termination; and

iii.           The Trustee, solely in his capacity as trustee of the Trust and not in his individual capacity, has paid to the Employer the "Employer's Premium Contribution" (as defined in the SDA) with respect to the Policies under the November SDA and the parties hereto desire to terminate the November SDA.

NOW, THEREFORE, in consideration of the mutual promises made by each party to the other, and of the mutual agreements contained herein, the parties hereto agree as follows:

1.  Recitals.  The above recitals are incorporated herein by reference as though fully set forth at length.

2.  Payment of Employer's Interest in the Policies.  It is acknowledged that the Trustee, solely in his capacity as trustee of the Trust and not in his individual capacity, has delivered to the Employer funds representing an amount equal to the sum of the Payment and the Employer's Premium Contribution.  The amount equal to the sum of the Payment subject to the June SDA and the Employer's Premium Contribution subject to the November SDA is $1,466,522.03.

3.  Termination of the Split-Dollar Agreements.  The parties hereto agree that:
(a)  the June SDA and the November SDA are hereby terminated and are of no further force or effect;
(b)  the payment by the Trustee to the Employer of an amount equal to the sum of the Payment with respect to the Policies under the June SDA and the Employer's Premium Contribution with respect to the Policies under the November SDA constitutes full and complete satisfaction of the Employer's rights in and to the Policies; and
(c)   as of the date hereof, there are no other split-dollar life insurance agreements between the parties in effect with respect to the Policies.

4.  Release of Collateral Assignment.  The Employer hereby agrees to execute such documents as may be reasonably required by the Trustee to release the Collateral Assignments.

5.  Release.  The parties hereby release and relieve each other and their respective heirs, executors, administrators, personal representatives, successors and assigns from any and all obligations and liabilities under and in connection with the June SDA and the November SDA.

6.  Choice of Law.  This Agreement shall be governed by the internal law of the State of New York, without reference to principles of conflict of laws.

7.  Benefit.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and to their respective successors and assigns.

8.  Entire Agreement.  This Agreement sets forth the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.  This Agreement may be amended only by a written instrument executed by the parties hereto.

9.  Further Instruments.  The parties agree that they shall execute and deliver any and all additional writings, instruments, and other documents contemplated hereby or referenced herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement.

10.  Headings.  The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

11.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first written above.

ATTEST:                                                           EMPLOYER:  SID TOOL CO., INC.

 /s/ Eric Lerner                                                          By: /s/ Shelley M. Boxer
          A Duly Authorized Officer

    INSURED:

                           /s/ Mitchell Jacobson
   MITCHELL JACOBSON, Individually

  TRUST:  MITCHELL JACOBSON 1994 INSURANCE TRUST
  dated February 17, 1994

   By: /s/ Erik Gershwind
          ERIK GERSHWIND, Trustee